Exhibit 99.2

Silo Pharma, Inc. Expands Board with Appointment of Dr. Kevin Muñoz MD;

Announces Application to Uplist to OTCQB Market

NEW YORK – October 6, 2020 – Silo Pharma, Inc. (OTC Pink: SILO), which recently announced its transformation to a developmental stage biopharmaceutical company focused on the use of psilocybin as a therapeutic, today announced the appointment of Dr. Kevin Muñoz, MD, to its Board of Directors effective October 1, 2020. In addition, the Company filed an application with the OTC Markets Group, Inc. on September 22, 2020 to uplist from the OTC Pink Open Market to the OTCQB Venture Market tier.

“Dr. Munoz has a strong working knowledge of healthcare operations with more than 15 years in the field including clinical research,” said Eric Weisblum, CEO of Silo Pharma. “Through his professional experiences, he has demonstrated a proven ability to collaborate and improve operational processes to elevate the quality of patient care. We look forward to leveraging his expertise and broad experience to further our mission. Kevin’s experience with “big data” will also help us target the proper indications and patient population that would benefit from psilocybin-based therapeutics.”

Dr. Muñoz currently serves as Director of Operations at Physical Medicine and Rehabilitation where he has responsibility for the day-to-day management of all office operations with a focus on ensuring and increasing patient satisfaction. Prior to that, he led the configuration efforts during an enterprise-wide implementation of application software that also included streamlining and improving business processes. Kevin began his career with Harlem Health Promotion Center in New York City as a Research Assistant where he was responsible for data collection and interpretation. Dr. Muñoz earned a Bachelor of Science from the University of Michigan where he graduated with distinction and a Doctor of Medicine from Xavier University School of Medicine, Aruba NA.

“Moving to a higher OTC Market tier will provide us with greater visibility within the investment community and with stakeholders as we pursue new opportunities for investment in psychedelic drug research including psilocybin,” added Weisblum. “A listing on OTCQB significantly broadens the universe of potential investors in the Company. Historically, companies that have made the move up to the OTCQB tier have experienced an increase in liquidity and access to investment capital.”

The Company intends to move expeditiously to secure the listing on the OTCQB Venture Market tier, which remains subject to OTC Market approval.

About Silo Pharma

Silo Pharma is an early stage biopharmaceutical company that has recently began to focus on the development and use of assets and therapies involving the use of drugs, such as psilocybin or LSD, for patients suffering from indications such as depression, PTSD, Parkinson’s and other rare neurological disorders. For more information, visit www.silopharma.com

Safe Harbor and Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential” and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Silo Pharma, Inc. (“Silo” or “the Company”) to differ materially from the results expressed or implied by such statements, including changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

Company Contact:	Investor Relations Contact:
Silo Pharma, Inc.	Hayden IR
Eric Weisblum, CEO	Brett Maas
718-498-9890	646-536-7331
Email: eric@silopharma.com	Email: brett@haydenir.com